EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TOM RENO APPOINTED TO BOARD OF DIRECTORS

OF ACR GROUP, INC.

Houston, TX— August 23, 2005. ACR Group, Inc. (OTC-BB: ACRG) today announced the appointment of Thomas J. Reno to the Company’s Board of Directors.

Mr. Reno is President of Thomas J. Reno and Associates, Inc., a management consulting firm specializing in compensation and benefit consulting, which he founded in 2000. Prior to starting his own firm, he was a partner at KPMG in charge of the compensation and benefit consulting practice for Houston and the southwest region. He has over 30 years experience in human resources, benefits and compensation consulting. Mr. Reno is also active in several industry and civic organizations.

Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated. “Tom will be an immediate asset to our Board of Directors. His experience and interest in corporate governance will be invaluable as we address the requirements of Sarbanes-Oxley and structure the leadership of the Company to sustain future growth.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 6 business units and now has 48 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532